EXHIBIT 21.1

SUBSIDIARIES OF ATLAS RESOURCE PARTNERS, L.P.

Name	Jurisdiction
Anthem Securities, Inc.	Pennsylvania
Atlas Energy Colorado, LLC	Colorado
Atlas Energy Holdings Operating Company, LLC	Delaware
Atlas Energy Indiana, LLC	Indiana
Atlas Energy Ohio, LLC	Ohio
Atlas Energy Securities, LLC	Delaware
Atlas Energy Tennessee, LLC	Pennsylvania
Atlas Noble, LLC	Delaware
Atlas Resources, LLC	Pennsylvania
REI-NY, LLC	Delaware
Resource Energy, LLC	Delaware
Resource Well Services, LLC	Delaware
Viking Resources, LLC	Pennsylvania